EDAC TECHNOLOGIES REPORTS INCREASES IN SALES AND OPERATING PROFIT
FARMINGTON, Conn., July 31, 2006 — EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the second quarter of 2006.
Sales for the second quarter of 2006 were $9,581,000 and net income was $414,000 or $0.09 per diluted share, versus sales of $8,899,000 and net income of $1,316,000 or $0.27 per diluted share for the second quarter of 2005. The second quarter of 2005 benefited from an income tax benefit of $787,000. Income from operations for the quarter increased to $794,000 in 2006 from $690,000 in 2005.
For the six months ended July 1, 2006, sales were $19,176,000 and net income was $707,000 or $0.15 per diluted share versus sales of $16,916,000 and net income of $2,278,000 or $0.48 per diluted share for the six months ended July 2, 2005. The six months ended July 2, 2005 included an income tax benefit of $526,000 and debt forgiveness of $750,000. In addition, selling, general and administrative expenses for the six months ended July 1, 2006 include $342,000 of costs which were not incurred in the six months ended July 2, 2005 and consisted primarily of plant reconditioning and moving expenses, professional fees and bonuses.
Dominick A. Pagano, President and Chief Executive Officer, said, “Our Precision Aerospace product line is expanding according to plan. Sales for the Precision Aerospace product line increased $2,920,000 or 66% for the six months ended July 1, 2006 compared to the six months ended July 2, 2005. Sales backlog for the Precision Aerospace product line has increased $6.9 million since the beginning of the year driving our total sales backlog from $21.7 million at December 31, 2005 to $28.3 million at the end of the second quarter. For the 2nd half of 2006, we expect continued strength in the Precision Aerospace product line offsetting lower sales in the Apex product line. Year to date we have invested over $1.8 million in machinery and equipment and have made commitments for an additional $1.1 million of machinery to be delivered in the third quarter. We plan to continue expanding our aerospace business and pursuing other opportunities that will strengthen EDAC for the long term.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the three months ended		For the six months ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Sales	$9,580,774	$8,899,338	$19,176,353	$16,915,512

Cost of sales	7,816,023	7,363,611	15,786,957	14,032,503

Gross profit	1,764,751	1,535,727	3,389,396	2,883,009

Selling, general and administrative expenses	970,278	845,891	1,984,143	1,572,782

Income from operations	794,473	689,836	1,405,253	1,310,227

Non-operating income (expense):
Interest expense	(165,076)	(161,056)	(318,475)	(321,391)

Gain on debt forgiveness	—	—	—	750,000
Other income	41,634	—	56,022	13,646

Income before income taxes	671,031	528,780	1,142,800	1,752,482

Provision for (benefit from) income taxes	257,000	(787,000)	436,000	(526,000)

Net income	$414,031	$1,315,780	$706,800	$2,278,482

Income per common share data:
Basic income per share	$0.09	$0.29	$0.16	$0.51

Diluted income per share	$0.09	$0.27	$0.15	$0.48

Weighted average shares outstanding:
Basic	4,515,104	4,494,870	4,511,175	4,477,037
Diluted	4,800,896	4,791,243	4,796,109	4,745,207

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	July 1,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash	$1,298,358	$2,468,964
Accounts receivable	6,752,311	5,587,305
Inventories, net	4,223,000	4,296,839
Prepaid expenses and other current assets	223,666	81,210
Refundable income taxes	54,984	54,984
Deferred income taxes	695,864	769,864

Total current assets	13,248,183	13,259,166

PROPERTY, PLANT AND EQUIPMENT	29,461,561	27,829,014
Less: accumulated depreciation	19,625,944	18,861,156

	9,835,617	8,967,858

DEFERRED INCOME TAXES	1,440,989	1,440,989

OTHER ASSETS	97,415	108,833

TOTAL ASSETS	$24,622,204	$23,776,846

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,573,719	$1,404,053
Trade accounts payable	2,981,258	2,427,866
Employee compensation and amounts withheld	1,391,672	1,397,897
Accrued expenses	411,866	706,861
Customer advances	61,462	284,671

Total current liabilities	6,419,977	6,221,348

LONG-TERM DEBT, less current portion	7,702,900	7,791,530

OTHER LONG-TERM LIABILITIES	965,823	965,823

SHAREHOLDERS’ EQUITY:
Common stock	11,296	11,261
Additional paid-in capital	9,481,049	9,452,525
Retained earnings	1,723,584	1,016,784
Accumulated other comprehensive loss	(1,682,425)	(1,682,425)

Total shareholders’ equity	9,533,504	8,798,145

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,622,204	$23,776,846

Contact:
   Glenn L. Purple
   Vice President-Finance
   860 677-2603